Exhibit 8(S)

FOURTH AMENDMENT TO FUND PARTICIPATION AND SERVICE AGREEMENT

This Amendment is entered into as of April 16, 2012, by and among Teachers Insurance and Annuity Association of America (the “Insurance Company”) on its own behalf and on behalf of each segregated asset account of the Insurance Company set forth on Exhibit A of the Agreement (as defined below) as may be amended from time to time (individually and collectively “Separate Accounts”), TIAA-CREF Individual & Institutional Services, LLC (“TC Services”, being a party only for the purpose of consenting to this Amendment), American Funds Distributors, Inc. (the “Distributor”), American Funds Service Company (the “Transfer Agent”), and Capital Research and Management Company (the “Adviser”) on behalf of each of the open-end investment companies, or series thereof for which Distributor, Transfer Agent and Adviser provide services (hereinafter called the “Funds” and, individually, a “Fund”).

RECITALS

WHEREAS, the parties entered into a Fund Participation and Service Agreement dated December 21, 2006, which was subsequently amended (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to reflect that Class R shares of the Funds shall be offered to the Plans investing through Insurance Company’s Access Annuity program without regard to a minimum investment and such other matters reflected in this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Distributor, Transfer Agent, Adviser and the Insurance Company hereby agree to amend the Agreement as follows:

1.            Amendment. The following provision is added to Paragraph 2 of the Agreement:

2.           d. Plans investing through Insurance Company’s Access Annuity program shall not be subject to the limitations described in Paragraphs 2a, 2b and 2c.

2.            Amendment. A new Paragraph 36 is inserted, as follows:

36.	Prospectus.

a.

For purposes of the Agreement, (i) the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498 of the 1933 Act, as amended (“Rule 498”) and (ii) the term “prospectus” shall collectively include the Fund’s current Summary Prospectus and the Fund’s current Statutory Prospectus including any updates/amendments thereto. The term “Fund Documents” shall mean those documents prepared by a Fund that, pursuant to Rule 498(e)(1) or any successor rule, must be publicly accessible, free of charge, at the Web site address specified on the cover page or at the beginning of the Summary Prospectus. Fund Documents include without limitation the Fund’s current Summary Prospectus, current Statutory Prospectus, current Statement of Additional Information (“SAI”), the most recent annual and semi-annual reports to shareholders under Rule 30e-1 of the 1940 Act and amendments/updates to any of the foregoing.

b.	The Distributor represents and warrants that the Summary Prospectuses and the hosting of such Summary Prospectuses on the Web site (“Fund Documents Web Site”) maintained by the Fund or its agent where Contractholders and prospective Contractholders may access the Fund Documents will comply in all material respects with the requirements of Rule 498 or any successor rule applicable to the Fund. The Distributor represents and warrants that the url indicated on each Summary Prospectus will lead Contractholders directly to the Fund Documents Web Site used for hosting Summary Prospectuses and that the Fund Documents Web Site will host the current Fund Documents required to be posted in compliance with Rule 498 or any successor rule. The Fund represents that it has prepared and shall hereafter maintain adequate disaster recovery plans and procedures with regard to the Fund Documents Web Site that meet the requirements of applicable law at its sole cost and expense.

c.	The Distributor represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) or any successor rule involving Contractholder requests for additional Fund Documents that may be made directly to the Fund, the Distributor or one of their affiliates.

d.	The Insurance Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) or any successor rule involving Contractholder requests for additional Fund documents made directly to the Insurance Company or one of its affiliates.

e.	The parties agree that the Insurance Company is not required to distribute Summary Prospectuses to its Contractholders, but rather use of the Summary Prospectus will be at the discretion of the Insurance Company. Each Fund and the Distributor may provide web links or urls to the Insurance Company for use with the Insurance Company’s electronic delivery of Fund Documents or on the Insurance Company’s website. The Insurance Company will be solely responsible for the maintenance of such web links. The Insurance Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498 or any successor rule.

f.

If at any point a Fund determines that it no longer wishes to utilize the Summary Prospectus delivery option, the Fund or the Distributor must provide the Insurance Company with at least sixty (60) days’ advance written notice of this intent so that the Insurance Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus, and to reprint any bound volume referred to in Section 3.1(e) above. After the termination of any notice period provided to the Insurance Company pursuant to this subsection, the Fund shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Agreement and Rule 498 or any successor rule for a minimum of 90 days, in order to comply with Rule 498(e)(1) or any successor rule.

3.            Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

4.           Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

5.           Counterpart Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement. Facsmile signatures shall be as effective as manual signatures.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date first above written.

AMERICAN FUNDS SERVICE COMPANY		TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, on behalf of itself and each segregated asset account set forth on Exhibit A

By:	/s/ Michael G. Krupa	By:	/s/ Jason Creel
Print Name:	Michael G. Krupa	Print Name:	Jason Creel
Title:	Vice President	Title:	Managing Director

CAPITAL RESEARCH AND MANAGEMENT COMPANY		TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC, for Purpose of consenting to this Amendment only

By:	/s/ Michael Downer	By:	/s/ Jason Creel
Print Name:	Michael Downer	Print Name:	Jason Creel
Title:	Senior Vice President & Secretary	Title:	Managing Director

AMERICAN FUNDS DISTRIBUTORS, INC.

By:	/s/ Kevin G. Clifford
Print Name:	Kevin G. Clifford
Title:	President & Chief Executive Officer